Superclick, Inc. Reports Third Quarter Financial Results
       Year Over Year Revenue Growth of 94 Percent on a Nine Months Basis

SAN DIEGO, Sept 19, 2005 (PRIMEZONE via COMTEX) -- Superclick, Inc. (OTCBB:SPCK) announced today that Net Sales for the three months ended July 31, 2005 and 2004 were $459,599 and $721,551, respectively. Net Sales for the nine months ended July 31, 2005 and 2004 were $2,555,266 and $1,319,672, respectively. The three month decrease of $261,952, or 36% on a year-over-year basis was due to fundamental changes in our executive management team which resulted in a restructuring and downsizing of our direct sales force. Superclick currently has an interim management team in place with Sandro Natale, founder, taking over the position of CEO and President

The nine month increase of $1,235,594, or 94% on a year over year basis is directly attributable to the successful signing of significant contracts and completing those installations during the first half of 2005. Continued successes in gaining market acceptance of our product offering contributed to winning additional competitive contracts with high profile customers.

Selling, General and Administrative expenses for the three months ended July 31, 2005 and 2004 were $709,769 and $461,319 respectively. Selling, General and Administrative expenses for the nine months ended July 31, 2005 and 2004 were $2,160,610 and $1,211,664 respectively. The three and nine month increase of $248,450 and $948,946 represents a 54% and 78% increase, respectively, on a year over year basis and is the result of additional personnel costs required to fulfill the successfully acquired contracts. The increased costs resulted from adding personnel required to support the deployment, delivery, and installation of our product which drove the increased sales volume. Additionally, other associated cost increases were incurred for infrastructure such as office space, communications, etc. Since there were more installations covering a larger geographic area travel costs also increased.

Net loss for the three months ended July 31, 2005 and 2004 was $431,450 and $237,458, respectively. Net loss for the nine months July 31, 2005 and 2004 were $1,068,017 and $798,977 respectively. The three and nine month increase in net loss of $193,992 and $269,040 represents a 82% and 34% increase, respectively, on a year over year basis and is due to higher costs related to professional fees, increased office expense due to expansion into larger facilities to accommodate growth, compensation of additional personnel and the expensing of stock options with less offset from lower than expected quarter revenues.

Financial Performance, Highlights and Comments

Todd M. Pitcher, the Company's Chairman and interim CFO commented that "the decline in sales on a quarter-over-quarter basis is primarily the consequence of the fact that we have been undergoing strategic changes internally, within our administrative and sales departments that undermined our ability to execute on our direct sales efforts. We believe that the changes were necessary to be re-positioned for continued growth in our business and ensure longer-term success." Superclick's products continue to be validated as evidenced over the quarter ended July 31, 2005:

      o Negotiated an Letter of Intent to acquire Hotel Net LLC, an Atlanta-based provider of wireless high speed Internet Access solutions;
      o Signed a reseller agreement with Allen Technologies to offer our solution to the healthcare market;
      o Released our SIMS SMB 100 product to the small to mid-sized hotel market; and was
      o Selected by Fairmont Hotels & Resorts to roll out our solution to their properties.

Mr. Pitcher added that "Subsequent to the quarter ending, Superclick has closed the Hotel Net acquisition, adding approximately 20,000 rooms to our footprint, bringing us to approximately 82,000 in total rooms installed and we have also closed a financing transaction with Chicago Venture Partners LP and Superclick Co-Investment LLC bringing in a gross $2,250,000 to be used toward the Hotel Net acquisition and operating capital. We are focusing on aggressively pursuing opportunities in four key areas; North America, Europe, South America and the Caribbean. We anticipate being able to announce progress in our efforts with strategic distribution and resellers channels in Europe through our partnership with Locatel, a leading VOD integrator, in Mexico, with TechniData S.A. and in the Dominican Republic with Tricom S.A."

About Superclick, Inc.

Superclick, Inc. and its wholly owned Montreal-based subsidiary, Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS) in worldwide hospitality, multi-tenant unit
(MTU) and hospital markets. Superclick provides hotels, MTU residences and hospital patients and visitors with cost-effective Internet access and IP-based services utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Over 100 InterContinental Hotels Group properties have Superclick systems including Candlewood Suites, Crowne Plaza, Holiday Inn, Holiday Inn Express, Holiday Inn SunSpree, InterContinental and Staybridge Suites in Canada and the United States. For more information, please visit the Superclick website at www.superclick.com.

Safe Harbor Statement:

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

SOURCE: Superclick, Inc.

By Staff

CONTACT: Superclick, Inc.
         John Bevilacqua
         (866) 405-3959